Exhibit 3.113

CERTIFICATE OF INCORPORATION OF

SUNDATA SOFTWARE INC.

1. The name of the corporation is:SUNDATA SOFTWARE, INC.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) and the par value of each of such shares is One Dollar ($1.00) amounting in the aggregate to One Thousand Dollars ($1,000.00).

5. The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by written ballot.

6. The name and address of the incorporator is:

John M. Ryan

Two Glenhardie Corporate Center

1285 Drummers Lane

Wayne, Pennsylvania 19087

I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 8th day of May, 1985.

JOHN M. RYAN

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

SunData Software, Inc.

In compliance with the requirements of Section 242 of the General Corporation Law of the State of Delaware, the undersigned corporation, desiring to amend its Certificate of Incorporation, does hereby certify that:

FIRST: The name of the corporation is SunData Software, Inc.

SECOND: The registered office of the corporation is located at 1209 Orange street, City of Wilmington, County of New Castle, State of Delaware. The name of its registered agent at such address is CT Corporation.

THIRD: The statute by or under which it was incorporated is the General Corporation Law of the State of Delaware.

FOURTH: The date of its incorporation is May 10, 1985.

FIFTH: The amendment adopted by the Board of Directors and the sole stockholder of the corporation, set forth in full, is as follows:

“RESOLVED that Article First of the Certificate of Incorporation of this corporation be amended to read in its entirety as follows:

‘FIRST: The name of the corporation is SunGard Software, Inc.’”.

SIXTH: Such amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

WE, THE UNDERSIGNED, being the President and Secretary of SunData Software, Inc., for the purpose of amending the Certificate of Incorporation of said corporation, do hereby execute this Certificate of Amendment in the name of and on behalf of said corporation, hereby declaring and certifying that this is the act and deed of said corporation and that the facts herein stated are true and, accordingly we have hereunto set our hands and the seal of the corporation as of this 1st day of April, 1986.

SUNDATA SOFTWARE, INC.

By:	/s/ James L. Mann, President

Attest:

Secretary